David E. Coffey C.P.A.

6767 West Tropicana

Suite 216

Las Vegas, NV 89103

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington DC

USA 20549

Re:                     Coffee Pacifica

                           SEC File No. 333-101702

The undersigned David E. Coffey, CPA, previously acted as independent accountants to audit the financial statements of Coffee Pacifica, Inc. (the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we reviewed Item 4 of the Company's Form 8-K dated July 15, 2004, captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ David Coffey

David Coffey C.P.A.

July 16, 2004